EXHIBIT 16 TO FORM 8-K

February 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 4, 2004, of Heritage Propane Partners, L.P. and are in agreement with the statements contained in paragraphs two through five of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP